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                                                                    EXHIBIT 23.4

Reaffirmed June 29, 2001

March 28, 2001

                             [NDCHEALTH LETTERHEAD]

Dominick Musacchio
Vice President, New Business Development
Warner Chilcott Laboratories
Rockaway 80 Corporate Center
100 Enterprise Drive, Suite 280
Rockaway, New Jersey 07866

Dear Mr. Musacchio:

This letter will serve as agreement between NDCHealth (NDC) and Warner Chilcott (CLIENT) on the use of NDCHealth information and the reporting of NDCHealth as the source of that information in Warner Chilcott prospectus summary.

NDC hereby grants CLIENT permission to quote or attribute information supplied to CLIENT by NDC, provided (1) CLIENT refers to the information provider as NDCHealth, (2) CLIENT will credit NDCHealth as a source of information only, and CLIENT will state that the information does not reflect the beliefs, convictions, or philosophies of NDCHealth, (3) CLIENT obtains NDCHealth's prior written consent to any change to a previously approved template.

- TOTAL PRESCRIPTIONS of Ovcon 35 reached 250,090 in the quarter ending March 31, 2001, a 13.7% increase from 220,030 in the quarter ending March 31, 2000, which in turn represented a decrease of 13.7% from 254,959 in the quarter ending March 31, 1999. NEW PRESCRIPTIONS for this product reached 75,579 in the quarter ending March 31, 2001, a 30.5% increase from 57,916 in the quarter ending March 31, 2000, which in turn represented a decrease of 7.6% from 62,711 in the quarter ending March 31, 1999.

- TOTAL PRESCRIPTIONS of Estrace cream reached 166,680 in the quarter ending March 31, 2001, a 12.3% increase from 148,466 in the quarter ending March 31, 2000, which in turn represented an increase of 16.4% from 127,515 in the quarter ending March 31, 1999. NEW PRESCRIPTIONS for this product reached 103,886 in the quarter ending March 31, 2001, an increase of 14.0% from 91,117 in the quarter ending March 31, 2000 which in turn represented an increase of 20.5% from 75,617 in the quarter ending March 31, 1999.

- TOTAL PRESCRIPTIONS of Doryx reached 57,838 in the quarter ending March 31, 2001, a 97.3% increase from 29,315 in the quarter ending March 31, 2000, which in turn represented an 86% increase from 15,763 in the quarter ending March 31, 1999. NEW PRESCRIPTIONS for this product reached 40,637 in the quarter ending March 31, 2001 a 76.4% increase from 23,033 in the quarter ending March 31, 2000, which in turn represented a 62.8% increase from 14,152 in the quarter ending March 31, 1999.